Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Deborah Loeb Bohren
212-476-3552

WELLCHOICE, INC. REPORTS

FOURTH QUARTER and FULL YEAR 2003 RESULTS

•	Fourth quarter net income of $52.6 million, or $0.63 per share

•	Full year net income of $201.1 million, or $2.41 per share

•	Commercial managed care membership, excluding NYC and NYS PPO, increased 14% since year-end 2002

•	2004 earnings guidance in a range of $2.75—$2.80 per share

New York, NY (February 11, 2004)—WellChoice, Inc. (NYSE: WC) today reported results for the fourth quarter and year ended December 31, 2003.

WellChoice reported net income for the fourth quarter 2003 of $52.6 million, or $0.63 per share, and net income for the full year 2003 of $201.1 million, or $2.41 per share.

“We are very pleased with our strong performance in our first full year as a public company,” said Michael A. Stocker, M.D., President and Chief Executive Officer of WellChoice. “We have a trusted brand in a market with high growth potential. We are positioned in the market with a solid capital base, strong networks, excellent customer service, technological expertise and significant flexibility to offer new products”

“We experienced stable claims trends combined with strong commercial managed care membership growth in 2003,” said John W. Remshard, Senior Vice President and Chief Financial Officer at WellChoice. “We will continue to emphasize the fundamentals of pricing discipline and cost control that generated our strong results for 2003 and positioned us for an excellent 2004.”

Compared to December 31, 2002, enrollment in the Commercial Managed Care segment, excluding New York State and New York City PPO membership, increased by 14.0% as of December 31, 2003. Membership in the entire Commercial Managed Care segment increased by 7.9% to 4,106,000 since December 31, 2002. Membership in the Other Insurance Products and Services segment, which includes indemnity and individual products, declined by 19.3% since year-end 2002, consistent with the market shift to managed care. Total membership was 4,754,000 as of December 31, 2003, an increase of 3.2% since December 31, 2002. Self-funded membership grew 12.1% to 1,736,000 since the prior year-end, and now accounts for 36.5% of overall membership, an increase of 300 basis points over the prior year.

Since September 30, 2003, overall membership decreased by 46,000, or 1.0%. The sequential decline in membership was concentrated in the Other Insurance Products and

Services segment. Membership in the Commercial Managed Care segment increased by 26,000, or 0.6%, since September 30, 2003.

Total revenues for the fourth quarter 2003 were $1.38 billion compared to $1.28 billion for the fourth quarter last year. Insured premiums were $1.25 billion compared to $1.17 billion in the fourth quarter last year. Service fees increased $11.9 million to $109.6 million. The overall medical loss ratio increased to 85.7% in the fourth quarter 2003 compared to 83.5% in the prior period fourth quarter, consistent with the Company’s expectations. Compared to the prior year fourth quarter, administrative expense decreased by $2.4 million to $216.0 million for the fourth quarter 2003.

Total revenues for the full year ending December 31, 2003 were $5.4 billion compared to $5.1 billion in the full year ending December 31, 2002. Insured premiums for the full year 2003 were $4.88 billion compared to $4.63 billion for the full year 2002. Service fees increased $49.6 million to $445.8 million. For the full year ended December 31, 2003 the medical loss ratio was 85.4%, a 10 basis point increase from the prior year. Compared to the full year ending December 31, 2002, administrative expense increased by $43.6 million to $876.7 million.

Full year 2003 results reflect a $15.3 million net benefit to our premiums and claims arising from a New York State Stabilization Pool distribution for the years 2000-2002. This adjustment was reflected in the third quarter in our Other Insurance Products and Services segment.

Administrative expenses for the full year 2003 included higher premium and sales and use taxes compared to the prior year because the Company converted to a for-profit corporation in November 2002. Administrative expense for premium and sales and use tax in the fourth quarter 2003 was $16.6 million compared to $6.8 million in the prior year fourth quarter. Administrative expense for premium and sales and use taxes for the full year ended December 31, 2003 was $70.5 million compared to $9.2 million in the prior year. Full year 2003 administrative expenses were also affected by a $13.4 million expense that we recognized in the third quarter related to unoccupied office space that we do not expect to utilize in the long term. The amount represents the present value of the difference between future lease payments and current market rates for similar space.

Cash flow from operating activities was $295.1 million for the full year ended December 31, 2003. The Company experienced net positive prior period reserve development of $0.3 million for the fourth quarter 2003 for its prospectively rated business. Days claims payable decreased by 2.6 days to 52.1 days in the quarter ended December 31, 2003, from 54.7 days in the quarter ended September 30, 2003. Approximately 1.8 days of the sequential change was due to New York State Stabilization Pool adjustments that occurred in the third quarter.

EARNINGS OUTLOOK

WellChoice expects 2004 earnings to be in the range of $2.75 to $2.80 per fully diluted share, based on 83.8 million weighted average shares outstanding. For the first quarter 2004, WellChoice expects earnings to be in the range of $0.66 to $0.70 per fully diluted share.

About WellChoice

WellChoice, Inc. is the parent company of the largest health insurer in the State of New York based on PPO and HMO membership. WellChoice, through its Empire Blue Cross Blue Shield subsidiaries, has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Conference Call and Webcast

The Company will host a conference call and webcast today at 5:30 PM (EST) to review these results, as well as to discuss the outlook for the first quarter 2004 and for the full year 2004. The conference call can be accessed domestically by dialing 1-800-784-3697. International participants dial 1-706-643-1656. Please ask for reference number 4809853, 10 minutes prior to the start of the call. An audio replay of the call will be available for seven days following the conference call. To access the replay, please dial 1-800-642-1687 and enter reference number 4809853. International callers can access the replay by dialing 1-706-645-9291 and enter reference number 4809853.

Investors, analysts and the general public are also invited to listen to the conference call over the Internet by visiting WellChoice’s web site at www.wellchoice.com. Financial, statistical and other information related to the conference call will also be available on the site.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: the company’s ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management, product design and negotiation of favorable provider reimbursement rates; the company’s ability to maintain or increase the company’s premium rates; possible reductions in enrollment in the company’s health insurance programs or changes in membership mix; the regional concentration of the company’s business; the impact of health care reform and other regulatory matters; the outcome of litigation; and the potential loss of the New York City account. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the company’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Reports on Form 10-Q for the three months ended March 31, 2003, June 30, 2003 and September 30, 2003, and its Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Commission.

EXHIBIT A

WellChoice, Inc.

Membership

	December 31,		September 30,
(In thousands)	2003	2002	2003
Products and services:
Commercial managed care:
Group PPO, HMO, EPO and other(1)(2)	2,301	2,019	2,278
New York City and New York State PPO	1,805	1,786	1,802

Total commercial managed care	4,106	3,805	4,080
Other insurance products and services:
Indemnity	428	567	498
Individual	220	236	222

Total other insurance products and services	648	803	720
Overall total	4,754	4,608	4,800

Customers:
Large group	2,931	2,903	2,927
Small group and middle market	444	394	433
Individuals	269	290	273
National accounts	1,110	1,021	1,167

Overall total	4,754	4,608	4,800

Funding type:
Commercial managed care:
Insured	2,620	2,597	2,595
Self-funded	1,486	1,208	1,485

Total commercial managed care	4,106	3,805	4,080

Other insurance products and services:
Insured	398	463	420
Self-funded	250	340	300

Total other insurance products and services	648	803	720
Overall total	4,754	4,608	4,800

(1)	Our HMO product includes Medicare+Choice. As of December 31, 2003 and December 31, 2002 and September 30, 2003, we had approximately 50,000 members, 55,000 members and 51,000 members, respectively, enrolled in Medicare+Choice.
(2)	“Other” principally consists of our members enrolled in dental only coverage and includes POS members.

EXHIBIT B

WellChoice Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,
	2003	2002
($ in millions, except earnings per share)
Revenues:
Premium earned	$1,252.5	$1,166.7
Administrative service fees	109.6	97.7
Investment income, net	17.1	17.6
Other income, net	(2.5)	0.7

Total revenue	1,376.7	1,282.7
Expenses:
Cost of benefits provided	1,072.9	974.4
Administrative expenses	216.0	218.4
Conversion and IPO expenses	—	7.2

Total expenses	1,288.9	1,200.0
Income from continuing operations before income taxes	87.8	82.7
Income tax expense	35.2	99.3

Income (loss) from continuing operations	52.6	(16.6)
Loss from discontinued operations	—	—

Net income (loss)	$52.6	$(16.6)

Basic and diluted net income per common share	$0.63	NA
Proforma earnings per share	NA	$(0.20)
Shares used to compute income per common share, based
On weighted average shares outstanding of	83.5	83.5
Additional data:
Medical loss ratio(1)	85.7%	83.5%
Administrative expense ratio(2)	15.9%	17.8%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.

EXHIBIT C

WellChoice Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2003	2002
($ in millions, except earnings per share)
Revenues:
Premium earned	$4,875.4	$4,628.0
Administrative service fees	445.8	396.2
Investment income, net	63.0	67.4
Other income, net	(1.7)	14.0

Total revenue	5,382.5	5,105.6
Expenses:
Cost of benefits provided	4,162.2	3,947.4
Administrative expenses	876.7	833.1
Conversion and IPO expenses	—	15.4

Total expenses	5,038.9	4,795.9
Income from continuing operations before income taxes	343.6	309.7
Income tax (expense) benefit	(142.5)	67.9

Income from continuing operations	201.1	377.6
Loss from discontinued operations	0.0	(1.1)

Net income	$201.1	$376.5

Basic and diluted net income per common share	$2.41	NA
Proforma earnings per share	NA	$4.51
Shares used to compute income per common share, based
On weighted average shares outstanding of	83.5	83.5
Additional data:
Medical loss ratio(1)	85.4%	85.3%
Administrative expense ratio(2)(3)	16.5%	16.9%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.

(3)	As presented, our administrative expense ratio does not take into account a significant portion of our activity generated by self-funded, or ASO, business, which represents approximately 36.5% of our total members. Therefore, in the following table, we provide the information needed to calculate the administrative expense ratio on a “premium equivalent” basis because that ratio measures administrative expenses relative to the entire volume of insured and self-funded business serviced by us and is commonly used in the health insurance industry to compare operating efficiency among companies. Administrative expense ratio on a premium equivalent basis is calculated by dividing administrative and conversion and IPO expenses by “premium equivalents” for the relevant periods. Premium equivalents is the sum of premium earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration and billing and membership services. Claims paid for our self-funded health business is not our revenue. The premium equivalents for the years indicated were as follows:

	2003	2002
Revenue:
Premiums earned	$4,875.4	$4,628.0
Administrative service fees	445.8	396.2
Claims paid for our self-funded health business	2,955.3	2,347.9

Premium equivalents	$8,276.5	$7,372.1

EXHIBIT D

WellChoice, Inc.

Consolidated Balance Sheets

	December 31, 2003	December 31, 2002
($ in millions, except share and per share data)
Assets
Investments:
Fixed maturities, at fair value (amortized cost: $1,036.7 and $846.6)	$1,037.2	$863.3
Marketable equity securities, at fair value (cost: $52.9 and $47.0)	60.4	44.6
Short-term investments	232.5	359.5
Other long-term equity investments	31.7	28.2

Total investments	1,361.8	1,295.6
Cash and cash equivalents	697.5	487.4

Total investments and cash and cash equivalents	2,059.3	1,783.0
Receivables:
Billed premiums, net	92.4	111.1
Accrued premiums	285.8	247.7
Other amounts due from customers, net	107.1	94.5
Miscellaneous, net	84.1	92.6

Total receivables	569.4	545.9
Property, equipment and information systems, net	113.5	100.8
Deferred taxes, net	216.5	269.0
Other	84.3	78.8

Total assets	$3,043.0	$2,777.5

Liabilities and stockholders’ equity
Liabilities:
Unpaid claims and claims adjustment expense	$609.5	$559.9
Unearned premium income	134.2	127.5
Accounts payable and accrued expenses	104.5	111.9
Group and other contract liabilities	226.0	250.6
Other	536.5	491.3

Total liabilities	1,610.7	1,541.2
Stockholders’ equity:
Common stock, $0.01 per share value, 225,000,000 shares Authorized; 83,676,446 shares issued and outstanding	0.8	0.8
Class B common stock, $0.01 per share value, one share authorized; one share issued and outstanding	—	—
Preferred stock, $0.01 per share value, 25,000,000 shares authorized; none issued and outstanding	—	—
Additional paid in capital	1,262.2	1,255.6
Retained earnings (deficit)	162.5	(38.5)
Unearned restricted stock compensation	(6.0)	—
Accumulated other comprehensive income	12.8	18.4

Total stockholders’ equity	1,432.3	1,236.3
Total liabilities and stockholders’ equity	$3,043.0	$2,777.5

EXHIBIT E

WellChoice, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2003	2002
($ in millions)
Cash flows from operating activities:
Net income	$201.1	$376.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39.5	34.5
Deferred income tax benefit (expense)	55.8	(151.4)
Other	(15.0)	(9.6)
Net change in assets and liabilities	13.7	(67.3)

Net cash provided by operating activities	295.1	182.7

Cash flows from investing activities:
Purchases of property, equipment and information systems	(43.5)	(33.7)
Proceeds from sale of property, equipment and information systems	1.8	1.3
Purchases of available for sale investments	(1,568.6)	(1,757.6)
Proceeds from sales and maturities of available for sale investments	1,524.7	1,660.5

Net cash used in investing activities	(85.6)	(129.5)

Cash flows from financing activities:
Increase (decrease) in capital lease obligations	0.6	(2.4)
Net proceeds from common stock issued in the initial public Offering	—	28.0

Net cash provided by financing activities	0.6	25.6

Net change in cash and cash equivalents	210.1	78.8
Cash and cash equivalents at beginning of period	487.4	408.6

Cash and cash equivalents at end of period	$697.5	$487.4

Supplemental disclosure:
Income taxes paid	$79.9	$90.5

EXHIBIT F

WellChoice, Inc.

Segment Operating Results

	Three Months Ended
	December 31,
	2003	2002
($ in millions, except earnings per share)
Commercial Managed Care:
Total revenue	$1,140.3	$1,020.9
Income from continuing operations before income tax expense	$84.2	$60.2
Medical loss ratio:
Commercial managed care total	85.3%	85.3%
Commercial managed care, excluding New York City and New York State PPO(1)	81.4%	79.8%
Administrative expense ratio	13.4%	14.9%
Other Insurance Products and Services:
Total revenue	$236.4	$261.8
Income from continuing operations before income tax expense	$3.6	$22.5
Medical loss ratio (2)	87.6%	75.8%
Administrative expense ratio (3)	27.8%	29.1%

(1)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to administrative expense and are retrospectively rated with a guaranteed administrative service fee. The size of these accounts distorts our performance when the total medical loss ratios are presented and are therefore excluded to allow for a comparison among other companies.
(2)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(3)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.

EXHIBIT G

WellChoice, Inc.

Segment Operating Results

	Year Ended
	December 31,
	2003	2002
($ in millions, except earnings per share)
Commercial Managed Care:
Total revenue	$4,425.0	$4,000.6
Income from continuing operations before income tax expense	$292.6	$253.4
Medical loss ratio:
Commercial managed care total	85.9%	86.0%
Commercial managed care, excluding New York City and New York State PPO(1)	82.1%	81.6%
Administrative expense ratio	14.0%	13.9%
Other Insurance Products and Services:
Total revenue	$957.5	$1,105.0
Income from continuing operations before income tax expense	$51.0	$56.3
Medical loss ratio (2)	82.7%	82.4%
Administrative expense ratio (3)	28.0%	27.8%

(1)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to administrative expense and are retrospectively rated with a guaranteed administrative service fee. The size of these accounts distorts our performance when the total medical loss ratios are presented and are therefore excluded to allow for a comparison among other companies.
(2)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(3)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.